EXECUTION VERSION

Exhibit 99.18

AMENDMENT NO. 1

TO THE

CONSORTIUM AGREEMENT

This Amendment (this “Amendment”), dated as of April 2, 2026, is made by and among Mr. Max Wygod (the “Founder”), and each person who delivers a duly executed signature page hereto (together with the Founder, each a “Party,” and collectively, the “Parties”). This is an amendment to that certain Consortium Agreement, by and between the Parties, dated as of August 25, 2025 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, pursuant to Section 4.1(b) of the Agreement, the Agreement was due to expire on the date that was 180 days after the date of the Agreement or such later date as the Parties may agree;

WHEREAS, the Parties agree that, notwithstanding the terms of Section 4.1(b) of the Agreement, the Agreement has been in full force and effect and shall terminate upon the Closing or upon the valid termination of the Merger Agreement;

WHEREAS, the Parties have caused each of 2025 Acquisition Company, LLC, a Delaware limited liability company (“Parent”) and Bravo Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Purchaser”) to be formed in furtherance of the Transaction; and

WHEREAS, concurrently with the execution of this Amendment, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, by and among Parent, Purchaser and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Purchaser with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination

1.1 Notwithstanding anything in the Agreement to the contrary, Section 4.1(b) of the Agreement is hereby replaced in its entirety with the below:

“the date of the Closing or the date of the valid termination of the Merger Agreement, pursuant to its terms;”

1.2 Notwithstanding anything in the Agreement to the contrary, Section 2.1(b) of the Agreement is hereby replaced in its entirety with the below:

“From and after the date hereof until the termination of this Agreement, the Parties shall not, and each Party shall direct its Affiliates not to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any liens on or consent to any of the foregoing (“Transfer”), any or all of the Company Shares owned by such person or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of Company Shares; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of Company Shares owned by such person, with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the Transaction, the Merger Agreement, the Merger or the provisions hereof;

(iv) deposit any of the Company Shares owned by such person into a voting trust, or enter into a voting agreement or arrangement with respect to any of Company Shares owned by such person; or (v) take or cause the taking of any other action that would materially restrict, limit or interfere with the performance of Party’s obligations hereunder or the transactions contemplated hereby; provided, that each of the Parties shall be permitted to make any Transfer specifically contemplated by this Agreement to effectuate the Merger. Notwithstanding the foregoing, (x) any Party that is an individual may Transfer Company Shares (i) to any member of such Party’s immediate family, (ii) to a trust for the sole benefit of such Party or any member of such Party’s immediate family, the sole trustees of which are such Party or any member of such Party’s immediate family, (iii) to any custodian or nominee for the purpose of holding such Company Shares for the account of such Party, (iv) to any charitable foundation or organization, including donor advised funds or (v) by will or under the laws of intestacy upon the death of such Party and (y) any Party may Transfer Company Shares to any Affiliate of such Party; provided that in any such case, such Transfer shall be permitted only if such transferee shall be bound by all of the terms and provisions of the Agreement (as further modified by this Amendment) and agree and acknowledge that such Person shall constitute a Party for all purposes of this Agreement.”

2.	Notwithstanding anything in the Agreement to the contrary, new Section 9 of the Agreement is hereby inserted:

9. Contribution and Support Agreement.

9.1 The Parties hereby agree that (i) prior to the commencement of the Offer , each Party shall contribute all Company Shares held by such person to Parent, free and clear of all liens (except for liens arising hereunder or as may be applicable under the Securities Act of 1933, as amended, or other applicable securities laws) and (ii) upon the contribution to Parent in accordance with clause (i) hereof, Parent shall be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all Company Shares held by the Parties.

9.2 The Parties hereby agree that any Company Shares (and any securities convertible into or exercisable or exchangeable or redeemable for Company Shares) that each Party purchases or with respect to which a Party otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the termination of this Agreement, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Shares as of the date hereof.

9.3 The Parties hereby agree not to commence or knowingly participate in any action, arbitration, claim, litigation or other legal proceeding against Parent, Purchaser, the Company or any of their respective successors or their Affiliates, and each of their successors and assigns and their respective directors and officers challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement; or alleging a breach of any duty of the Board or breach of the standard of conduct owed by the Board in connection with the Merger Agreement, this Agreement, the Transactions or the transactions contemplated hereby and thereby.

9.4 Each Party understands and acknowledges that Parent, Purchaser and the Company are entering into the Merger Agreement in reliance upon the Parties’ execution and delivery of this Agreement.

9.5 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that Parent and the Purchaser, as well as the Company (as an intended third party beneficiary of this Agreement), will be entitled to seek, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement and, in any action for specific performance, each party waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The Special Committee of the Board shall have control of any and all actions to enforce the Company’s rights as a third-party beneficiary under this Section 9.5.

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3.	Miscellaneous

3.1 Entire Agreement. This Amendment constitutes the entire agreement among the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to the subject matter of the foregoing.

3.2 Counterparts. This Amendment may be executed in counterparts and all counterparts taken together shall constitute one document.

3.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of Delaware without regard to the conflicts of law principles thereof.

3.4 Dispute Resolution. Any disputes, actions and proceedings against any Party arising out of or in any way relating to this Amendment shall be brought exclusively in the Court of Chancery of the State of Delaware.

3.5 Third-Party Beneficiaries. The Parties expressly agree that, except as expressly set forth in this Amendment, there are no third-party beneficiaries of this Amendment and that this Amendment is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the foregoing, Parent, the Purchaser and the Company are each intended third party beneficiaries of this Amendment and the Agreement and shall be entitled to enforce the applicable provisions of this Amendment and the Agreement directly against the Parties. The Special Committee of the Board shall have control of any and all actions to enforce the Company’s rights as a third-party beneficiary under this Section 3.5.

[Signatures begin on next page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Anthony Vuolo
Anthony Vuolo Notice details:
Address:	21 Coach Lane Upper Saddle River, NJ 07458
E-mail:	Tvuolo10271@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

By:	Entity Name: Max Wygod Family Dynasty Trust /s/ Anthony Vuolo
Name: Anthony Vuolo Title: Trustee Notice details:
	Address:	21 Coach Lane Upper Saddle River, NJ 07458
	Email:	Tvuolo10271@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

By:	Entity Name: Estate of Martin J. Wygod /s/ Max C. Wygod
Name: Max C. Wygod Title: Executor
By:	Entity Name: Administrative Trust U/ Wygod Family RV /s/ Max C. Wygod
Name: Max C. Wygod Title: Co-trustee
By:	Entity Name: Wygod Family REV LT U/T/A /s/ Max C. Wygod
Name: Max C. Wygod Title: Co-trustee Notice details:
	Address:	443 Greenwich St., New York, NY 10013
	E-mail:	maxwygod@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Edward F. Spaniel, Jr.
Name: Edward F. Spaniel, Jr. Notice details:
Address:	7301 Huron Lane, Philadelphia, PA 19119
E-mail:	efspaniel@gmail.com

By:	Entity Name: Adam H. Dublin 2019 Family Trust /s/ Edward F. Spaniel, Jr.
Name: Edward F. Spaniel, Jr. Title: Co-Trustee Notice details:
	Address:	c/o Phyllis Dublin, Co-Trustee, 936 Sheridan Rd., Wilmette, IL 60091
	E-mail:	efspaniel@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Adam Dublin
Adam Dublin Notice details:
Address:	936 Sheridan Rd., Wilmette, IL 60091
E-mail:	Adublin10@outlook.com

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Carl Berg
Name: Carl Berg Notice details:
Address:	30 Park Place, Apt. 61A, New York, NY 10007

[Signature Pages to Consortium Agreement Amendment No. 1]

Entity Name: Marble Lane Partners I, LLC

By:	/s/ David Mehlman
Name: David Mehlman Title: Managing Member Notice details:
	Address:	417 S. Barrington Avenue, #308, Los Angeles, CA 90049
	E-mail:	david@arecaholdings.com

[Signature Pages to Consortium Agreement Amendment No. 1]

Entity Name: Oracle Partners, L.P.
By:	/s/ Larry N. Feinberg
Name: Larry N. Feinberg Title: Managing Partner

Entity Name: Oracle Institutional Partners, L.P.
By:	/s/ Larry N. Feinberg
Name: Larry N. Feinberg Title: Managing Partner

By:	/s/ Larry N. Feinberg
Name: Larry N. Feinberg Title: CIO

[Signature Pages to Consortium Agreement Amendment No. 1]

Entity Name: The Feinberg Family Foundation
By:	/s/ Larry N. Feinberg
Name: Larry N. Feinberg Title: CIO
Entity Name: Oracle Associates, LLC
By:	/s/ Larry N. Feinberg
Name: Larry N. Feinberg Title: CIO
Entity Name: Oracle Investment Management, Inc.
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: President Notice details: Address: 177 West Putnam Avenue, Greenwich, CT 06830

[Signature Pages to Consortium Agreement Amendment No. 1]

Entity Name: Feinberg Children’s Trust

By:	/s/ Adam Usdan
Name: Adam Usdan Title: Trustee Notice details:
	Address:	2388 S Ocean Blvd., Highland Beach, FL 33487
	E-mail:	ausdan@trellus.com

[Signature Pages to Consortium Agreement Amendment No. 1]

Entity Name: Administrative Trust U/ Wygod Family RV
By:	/s/ Emily Bushnell
Name: Emily Bushnell Title: Co-Trustee

Entity Name: Wygod Family REV LT U/T/A
By:	/s/ Emily Bushnell
Name: Emily Bushnell Title: Co-Trustee

By:	/s/ Emily Bushnell
Name: Emily Bushnell

Notice details: Address: 131 Katonahs Wood Rd., Bedford Hills, NY 10536

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Michael Sawyer
Michael Sawyer Notice details:
Address:	2831 S Bayshore Dr., Coconut Grove, FL 33133
E-mail:	michaeljamessawyer@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

By:	Entity Name: Nell and Jane Cameron 2006 Trust /s/ Keri Cameron
Name: Keri Cameron Title: Trustee Notice details:
	Address:	11 Quintard Avenue, Old Greenwich, CT 06870
	E-mail:	kerigrace@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Shahir Kassam-Adams
Shahir Kassam-Adams

By:	Entity Name: 360 Ventures, LLC /s/ Shahir Kassam-Adams
Name: Shahir Kassam-Adams Title: General Manager Notice details:
	Address:	360 Laurel Lane, Lovingston, VA 22949
	E-mail:	skassamadams@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Charles Mele
Charles Mele Notice details:
Address:	600 SE 5th Ave., Apt. S707, Boca Raton, FL 33432
E-mail:	charlesmele@mac.com

[Signature Pages to Consortium Agreement Amendment No. 1]

/s/ Michael Glick
Michael Glick
/s/ Sharon Glick
Sharon Glick Notice details:
Address:	11 5th Ave., Apt. 10-G, New York, NY 10003
E-mail:	mbglick@mac.com; sharon.glick2009@gmail.com

[Signature Pages to Consortium Agreement Amendment No. 1]